Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2022

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, July 27, 2022 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2022 results: The Company’s revenues in the second quarter 2022 were $60.5 million, compared to $49.2 million in the second quarter 2021, an increase of $11.3 million, or 23.0%. For the first six months 2022, Company revenues were $111.4 million, compared to $90.8 million in the first six months 2021, an increase of $20.6 million, or 22.6%. Lime and limestone revenues were $59.6 million in the second quarter 2022, compared to $48.7 million in the second quarter 2021, an increase of $10.9 million, or 22.3%. For the first six months 2022, lime and limestone revenues were $109.9 million, compared to $90.1 million in the first six months 2021, an increase of $19.8 million, or 22.0%. The increases in revenues in the second quarter and first six months 2022, compared to the comparable 2021 periods, resulted primarily from increased sales volumes of the Company’s lime and limestone products, principally due to increased demand from the Company’s construction and industrial customers, and increases in the average selling prices for the Company’s lime and limestone products. Additionally, lime and limestone revenues in the first six months 2022 benefited from increased sales to the Company’s oil and gas services customers.

The Company’s gross profit was $16.5 million in the second quarter 2022, compared to $16.8 million in the second quarter 2021, a decrease of $0.3 million, or 1.9%. Gross profit in the first six months 2022 was $30.9 million, an increase of $2.3 million, or 8.2%, from $28.6 million in the first six months 2021. The Company’s lime and limestone gross profit was $16.0 million in the second quarter 2022, compared to $16.7 million in the second quarter 2021, a decrease of $0.7 million or 4.2%. The Company’s lime and limestone gross profit in the first six months 2022 was $30.2 million, compared to $28.5 million in the first six months 2021, an increase of $1.7 million, or 5.8%. The decrease in lime and limestone gross profit in the second quarter 2022, compared to the second quarter 2021, resulted primarily from increased production costs, principally from higher energy, transportation, labor, and supplies costs, partially offset by the increased revenues discussed above. The increase in lime and limestone gross profit in the first six months 2022, compared to the first six months 2021, resulted primarily from the increased revenues discussed above, partially offset by increased production costs.

Selling, general and administrative (“SG&A”) expenses were $3.8 million in the second quarter 2022, compared to $3.0 million in the second quarter 2021, an increase of $0.9 million, or 30.1%. SG&A expenses were $7.5 million in the first six months 2022, compared to $6.0 million in the first six months 2021, an increase of $1.5 million, or 24.2%. The increases in SG&A expenses in the 2022 periods were primarily due to increased personnel expenses and changes in estimates of expected credit losses.

The Company reported net income of $10.2 million ($1.80 per share diluted) and $18.9 million ($3.33 per share diluted) in the second quarter and first six months 2022, respectively, compared to $11.1 million ($1.96 per share diluted) and $18.1 million ($3.20 per share diluted) in the second quarter and first six months 2021, respectively, reflecting a decrease of $0.9 million, or 7.7%, and an increase of $0.8 million, or 4.3%, respectively.

The Company continues to be challenged by a persistent overall inflationary environment that is disproportionately impacting its lime and limestone production costs. The Company is also adjusting and acclimating to longer lead times as supply chain delays have settled into a new normal. If the increased production costs, particularly costs associated with energy and transportation, continue at their current rate, or accelerate, it could adversely affect the Company’s profitability going forward.

“We are pleased with our increases in sales volumes and revenues,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne added, “While we were able to increase our prices in the first half of the year, our price increases were not nearly enough to offset the increased cost pressures that we have been experiencing. To that end, we have been working with our valued customers to pass along additional price increases during the second half of the year.”

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.20 per share on the Company’s common stock. This dividend is payable on September 16, 2022 to shareholders of record at the close of business on August 26, 2022.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry and cattle feed producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, and U.S. Lime Company – Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of increasing costs and supply chain issues, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
INCOME STATEMENTS

Revenues	$60,492	$49,162	$111,401	$90,836
Cost of revenues	44,011	32,367	80,453	62,236
Gross profit	$16,481	$16,795	$30,948	$28,600

Selling, general and administrative expenses	$3,848	$2,957	$7,483	$6,024
Operating profit	$12,633	$13,838	$23,465	$22,576
Interest expense	63	62	126	124
Interest and other income, net	(177)	(91)	(237)	(125)
Income tax expense	2,509	2,774	4,670	4,453
Net income	$10,238	$11,093	$18,906	$18,124

Income per share of common stock:
Basic	$1.80	$1.96	$3.33	$3.21
Diluted	$1.80	$1.96	$3.33	$3.20
Weighted-average shares outstanding:
Basic	5,672	5,657	5,670	5,654
Diluted	5,680	5,669	5,679	5,667
Cash dividends per share of common stock	$0.20	$0.16	$0.40	$0.32

			June 30,	December 31,
			2022	2021
BALANCE SHEETS
Assets:
Current assets			$164,620	$150,430
Property, plant and equipment, net			168,585	162,172
Other non-current assets			3,528	3,594
Total assets			$336,733	$316,196
Liabilities and Stockholders’ Equity:
Current liabilities			$12,416	$11,188
Deferred tax liabilities, net			24,275	23,055
Other long-term liabilities			3,872	3,747
Stockholders’ equity			296,170	278,206
Total liabilities and stockholders’ equity			$336,733	$316,196

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